Exhibit 99.1

NEWS RELEASE
CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES COMPLETION OF OFFERING
 OF CONVERTIBLE SENIOR NOTES

ST. LOUIS, May 28 – Patriot Coal Corporation (NYSE: PCX) today announced the closing of its private placement of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the “notes”).  The aggregate principal amount issued reflects the full exercise of the over-allotment option granted to the initial purchasers with respect to the notes.

The net proceeds of the offering were approximately $192.8 million.  Patriot intends to use the net proceeds of the offering to reduce the principal balance of the debt to be assumed in connection with its pending acquisition of Magnum Coal Company and for general corporate purposes, or to redeem the notes if the acquisition is not consummated.  The notes will be Patriot’s senior unsecured obligations and will rank equally with all of Patriot’s existing and future senior debt and senior to any of Patriot’s future subordinated debt.

The notes and any shares of common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.  They will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act and may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with ten company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  Patriot ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves.  Patriot’s common stock trades on the New York Stock Exchange under the symbol PCX.

Important Information for Existing Stockholders

The Company has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed issuance of Company common stock in the transaction with Magnum Coal Company (“Magnum”) that includes a preliminary proxy statement/prospectus.  The Registration statement has not yet become effective.  Patriot and Magnum stockholders are urged to read the final proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about Patriot’s transaction with Magnum.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company are available free of charge by contacting investor relations by phone at 314-275-3680, in writing to Janine A. Orf, Director of Investor Relations, or by email to jorf@patriotcoal.com.  The final proxy statement/prospectus will be mailed to stockholders.  The documents described in this paragraph relate to Patriot’s transaction with Magnum and are not related to the offering described in this document.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed issuance.  Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for the Company’s 2008 annual meeting of stockholders filed by the Company with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the final proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this press release, including statements regarding the offering, note terms, use of proceeds and acquisition, are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause actual future results to differ materially from expectations.  Factors that could affect Patriot’s results include, but are not limited to: failure to obtain Patriot stockholder approval of the proposed issuance of Patriot common stock in connection with the acquisition of Magnum; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with such acquisition; availability and cost of financing; failure to consummate or delay in consummating the acquisition for other reasons; changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; Patriot’s dependence on Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; Patriot’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  Patriot undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, Form 10-Q and 8-K reports.

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